                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )(1)



                            IDG Books Worldwide, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                Class A Common Stock $0.0001 par value per share
                ------------------------------------------------
                         (Title of Class of Securities)




                                   449384 10 6
                   -----------------------------------------
                                (CUSIP Number)

                                 Not applicable
             -----------------------------------------------------
             Date of Event Which Requires Filing of This Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)



----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                         ------------------
CUSIP NO. 449384 10 6                 13G                     Page 2 of 10 Pages
---------------------                                         ------------------

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          IDG Enterprises, Inc.
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ ]
                                                                    (b)   [X]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     10,505,749
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               10,505,749
-------------------------------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          10,505,749 shares
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          73.1%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 449384 10 6                 13G                     Page 3 of 10 Pages
---------------------                                         ------------------

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          IDG Holdings, Inc.
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ ]
                                                                    (b)   [X]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     10,505,749
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               10,505,749
-------------------------------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          10,505,749 shares
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          73.1%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
          CO
          ---------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 449384 10 6                 13G                     Page 4 of 10 Pages
---------------------                                         ------------------

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          International Data Group, Inc.
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ ]
                                                                    (b)   [X]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     10,515,749
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               10,515,749
-------------------------------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          10,515,749 shares
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          73.1%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
          CO
          ---------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 449384 10 6                 13G                     Page 5 of 10 Pages
---------------------                                         ------------------

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Patrick J. McGovern
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ ]
                                                                    (b)   [X]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    10,515,749
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     1,000
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   10,515,749
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               1,000
-------------------------------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          10,516,749 shares
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          73.1%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP No. 449384 10 6                                         Page 6 of 10 Pages


ITEM 1(a). NAME OF ISSUER:

           IDG Books Worldwide, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              919 East Hillsdale Boulevard
              Suite 400
              Foster City, CA 94404

ITEM 2(a). NAME OF PERSONS FILING:

              1. IDG Enterprises, Inc.
              2. IDG Holdings, Inc.
              3. International Data Group, Inc.
              4. Patrick J. McGovern

      The above persons have agreed that this Statement may be filed by IDG Enterprises, Inc. ("IDG Enterprises") on behalf of all of them jointly pursuant to Rule 13d-1(k)(1). A copy of such agreement is attached as an Exhibit to this Statement.

      IDG Enterprises is a wholly-owned subsidiary of IDG Holdings, Inc. ("IDG Holdings"), which itself is a wholly-owned subsidiary of International Data Group, Inc. ("IDG"). A majority of the capital stock of IDG is owned beneficially by Patrick J. McGovern, the founder and Chairman of the Board of IDG.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, IF NONE, RESIDENCE:

           For all reporting persons:

              One Exeter Place
              Boston, MA 02109

ITEM 2(c). CITIZENSHIP:

      Mr. McGovern is a United States citizen. The jurisdiction of organization of the other reporting persons is as follows: IDG Enterprises: Delaware; IDG
Holdings: Delaware; and IDG: Massachusetts.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

              Class A Common Stock, $0.001 par value per share

---------------------                                         ------------------
CUSIP No. 449384 10 6                   13G                   Page 7 of 10 Pages
---------------------                                         ------------------


ITEM 2(e). CUSIP NUMBER:

           449384 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a)   [ ]  Broker or dealer registered under Section 15 of the Act;

     (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act;

     (c)   [ ]  Insurance Company as defined in Section 3(a)(19) of the Act;

     (d)   [ ]  Investment Company registered under Section 8 of the Investment
                Company Act;

     (e)   [ ]  Investment Adviser registered under Section 203 of the
                Investment Advisers Act of 1940;

     (f)   [ ]  Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

     (g)   [ ]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

     (h)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.    OWNERSHIP. (See Note A)

     The information for each reporting person contained in Items 5-11 of the cover pages is incorporated herein by reference. For all reporting persons, number of shares beneficially owned includes shares of Class A Common Stock issuable upon conversion to Class A Common Stock of 200,000 shares of Class B Common Stock of the Issuer held by IDG Enterprises. For IDG, includes 10,000 shares of Class A Common Stock issuable upon exercise of outstanding stock options exercisable within 60 days of the date of this Statement. For Mr. McGovern, includes 1,000 shares of Class A Common Stock held by his spouse.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           N/A

ITEM 6.    OWNERSHIP OF MORE THEN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

---------------------                                         ------------------
CUSIP No. 449384 10 6                   13G                   Page 8 of 10 Pages
---------------------                                         ------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          N/A

ITEM 10.  CERTIFICATION.

          N/A

CUSIP No. 449384 10 6                 13G                     Page 9 of 10 Pages



                                   SIGNATURE


     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement with respect to it is true, complete and correct.


Date:     February 12, 1998



IDG ENTERPRISES, INC.



By:      /s/ James G. Ghirardi
   ----------------------------------
   James G. Ghirardi
   Vice President

CUSIP No. 449384 10 6                 13G                    Page 10 of 10 Pages



                                   AGREEMENT


     The undersigned hereby agrees that the Statement on Schedule 13G to which this Agreement is attached may be filed on behalf of IDG Enterprises, Inc., a Delaware corporation; IDG Holdings, Inc., a Delaware corporation; International Data Group, Inc., a Massachusetts corporation; and Patrick J. McGovern.



Dated: February 12, 1999


IDG ENTERPRISES, INC.

By:      /s/ James G. Ghirardi
   ----------------------------------
   James G. Ghirardi
   Vice President



IDG HOLDINGS, INC.

By:      /s/ James G. Ghirardi
   ----------------------------------
   James G. Ghirardi
   Vice President



INTERNATIONAL DATA GROUP, INC.

By:      /s/ James G. Ghirardi
   ----------------------------------
   James G. Ghirardi
   Vice President


        /s/ Patrick J. McGovern
   ----------------------------------
   Patrick J. McGovern